Exhibit (d)(2)
AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of December 20, 2005 (the “Merger Agreement”), by and among Allergan, Inc., a Delaware corporation (“Parent”), Banner Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Inamed Corporation, a Delaware corporation (the “Company”) is entered into as of this 11th day of March, 2006 with reference to the following facts:
     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have determined it to be appropriate and advisable to amend certain provisions of the Merger Agreement to provide that Company stockholders who tender Shares pursuant to the Offer or whose Shares are canceled pursuant to the Merger, and who do not validly specify a choice of consideration with respect to the Exchange Offer or the Merger, will be deemed to have elected to have made the respective elections provided below.
     WHEREAS, defined terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in or incorporated by reference into this Amendment and intending to be legally bound hereby, the parties hereto agree as follows:
1.      Amendments. The Merger Agreement hereby is amended as set forth below:
     (a) Section 1.01(e) of the Merger Agreement is hereby deleted in its entirety and replaced by the following text:
     "(e) Each Share validly tendered but which is not the subject of a valid Election shall be deemed to be tendered subject to a Parent Stock Election.”
     (b) Section 3.01(d) of the Merger Agreement is hereby deleted in its entirety and replaced by the following text:
     "(d) Each Share canceled in exchange for the right to receive the Merger Consideration but which is not surrendered subject to a valid Merger Election, and any Dissenting Shares as to which the holder does not validly perfect, or later waives, withdraws or loses the right to appraisal and payment under the DGCL prior to the Election Deadline, shall be deemed to be surrendered subject to a Stock Merger Election. Any Dissenting Shares as to which the holder fails to perfect or later waives, withdraws or loses the right to appraisal and payment under the DGCL after the Election Deadline shall be deemed tendered subject to a Cash Merger Election, and will remain subject to proration to the same extent as if such holder surrendered such formerly Dissenting Shares promptly following the Effective Time subject to a valid Cash Merger Election.”

     (c) The first sentence of Section 9.08 of the Merger Agreement is hereby deleted in its entirety and replaced by the following text:
     “Except as modified by any subsequent amendment permitted by Section 9.07(a) of this Agreement, this Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter, the Exhibits and the Annexes hereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.”
2.      No Further Amendments. Except as expressly amended pursuant to Section 1 hereof, the remaining terms of the Merger Agreement are and remain in full force and effect in accordance with their terms, notwithstanding the execution and delivery of this Amendment.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective duly authorized officers as of the day and year first written above.

ALLERGAN, INC.
By:	/s/ DOUGLAS S. INGRAM
Name:	Douglas S. Ingram
Title:	Executive Vice President, General Counsel and Secretary

BANNER ACQUISITION, INC.
By:	/s/ DOUGLAS S. INGRAM
Name:	Douglas S. Ingram
Title:	Secretary

INAMED CORPORATION
By:	/s/ NICHOLAS L. TETI
Name:	Nicholas L. Teti
Title:	Chairman, President and Chief Executive Officer

3